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Exhibit 99.3

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER
ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Give the Payor — Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payor.

For this type of account:		Give the NAME and SOCIAL SECURITY number of:
1.	An individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account, or, if combined funds, the first individual on the account[1]
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4.	(a) The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
	(b) So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
5.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]
For this type of account:		Give the NAME and EMPLOYER IDENTIFICATION number of:
6.	Disregarded entity not owned by an individual	The owner
7.	A valid trust, estate or pension trust	Legal entity[4]
8.	Corporate or LLC electing corporate status on Form 8832	The corporation
9.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization
10.	Partnership or multi-member LLC	The partnership
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

1.
List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's social security number must be furnished.

2.
Circle the minor's name and furnish the minor's social security number.

3.
You must show your individual name and you may also enter your business or "doing business as" name on the second line. You may use either your social security number or your employer identification number (if you have one), but the IRS encourages you to use your social security number.

4.
List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title). Special rules applicable to partnerships may also apply.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a taxpayer identification number (TIN) or your do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, or Form W-7, Application for IRS Individual Taxpayer Identification Number at the local office of the Social Security Administration or the Internal Revenue Service (IRS) and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•
An organization exempt from tax under Section 501(a) (All "Section" references herein are to the Internal Revenue Code of 1986, as amended.), any IRA, or a custodial account under Section 403(b) (7) if the account satisfies the requirements of Section 401 (f) (2);

•
The United States or any of its agencies or instrumentalities;

•
A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities;

•
A foreign government or any of its political subdivisions, agencies, or instrumentalities; or

•
An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•
A corporation;

•
A foreign central bank of issue;

•
A dealer in securities or commodities required to register in he United States, the District of Columbia, or a possession of the United States;

•
A future commission merchant registered with the Commodity Futures Trading Commission;

•
A real estate investment trust;

•
An entity registered at all times during the tax year under the Investment Company Act of 1940;

•
A common trust fund operated by a bank under Section 584(a);

•
A financial institution;

•
A middleman known in the investment community as a nominee or custodian; or

•
A trust exempt from tax under Section 664 pr described in Section 4947.

Exempt payees described above nevertheless should file Substitute Form W-9 to avoid possible erroneous backup withholding.

FILE THIS FORM WITH THE PAYOR. FURNISH YOUR TIN, CHECK THE "EXEMPT PAYEE" BOX ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYOR. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N and the Treasury Regulations promulgated thereunder.

Privacy Act Notice Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws. We may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

(1)    Failure to Furnish TIN — If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)    Civil Penalty for False Information with Respect to Withholding — If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3)    Criminal Penalty for Falsifying Information — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)    Misuse of TINs — If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9